Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com

MYRIAD GENETICS REPORTS

FISCAL 2011 FIRST QUARTER FINANCIAL RESULTS

- Operating Income in First Quarter Grows 20% to $35.6 Million

Over Prior Year Period -

Salt Lake City, November 2, 2010 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leading molecular diagnostic company, today reported financial results for its first fiscal quarter ended September 30, 2010.

Revenues increased 7.9% to $91.9 million for the three-month period ended September 30, 2010, from $85.1 million in the same three months of the prior year. Oncology revenues increased 4.3% to $66.0 million in the first fiscal quarter, compared with $63.3 million in the comparable period last year. Woman’s health revenues rose 18.4% to $25.8 million in the first fiscal quarter, compared with $21.8 million in the first fiscal quarter of last year.

Revenues from the BRACAnalysis® test, the Company’s flagship diagnostic product, which assesses a woman’s risk of developing hereditary breast and ovarian cancer, grew 7.2% to $80.7 million in the first quarter of fiscal 2011, compared with $75.3 million in the same period last year. Revenues from the Company’s COLARIS® and COLARIS AP® tests, which assess a patient’s risk of developing hereditary colorectal and uterine cancers, increased 13.9% to $7.13 million in the first fiscal quarter, compared with $6.26 million in the comparable period last year. Myriad’s other products contributed $4.1 million in revenues for the three-month period ended September 30, 2010, reflecting an increase of 13.9% over $3.6 million in the same three months of the prior fiscal year.

“The 7.9% revenue increase for our first fiscal quarter is in line with our revenue guidance for the year of $380 million to $400 million, the midpoint of which is a 7.6% revenue increase over our prior fiscal year,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Additionally, the Company continues to improve its profitability with our first fiscal quarter’s operating income increasing 20% over the same period last year.”

For the first fiscal quarter of 2011, operating income grew to $35.6 million, or 38.7% of revenues, compared with $29.7 million, or 34.9% of revenues, in the same fiscal quarter of the prior year. Net income for the first fiscal quarter was $22.5 million, or $0.24 per diluted share, which included a $13.6 million income tax provision. Even though the Company recorded an income tax provision for accounting purposes, it used its NOLs to offset nearly the entire income tax obligation and expects to pay little actual income tax. Fiscal 2010 first quarter net income, which included only a minor state and AMT income tax provision, was $30.4 million, or $0.31 per diluted share.

Gross profit rose to $80.8 million, or 88% of revenue, for the first quarter ended September 30, 2010, from $74.1 million, or 87% of revenue, in last year’s first fiscal quarter. Research and development expense was $5.8 million for the first quarter of fiscal 2011, relatively flat with $5.7 million for the same period of the prior year, as the Company continued its clinical studies in support of its molecular diagnostic products and product pipeline. Supporting the Company’s revenue growth, selling, general and administrative expense increased 2.1% to $39.5 million, compared with $38.7 million in the first quarter of the prior year.

During the first quarter ended September 30, 2010, the Company repurchased 1.8 million shares of its common stock, at an average price per share of $16.23, for a total of $28.6 million, and invested $2.0 million in equipment and lease hold improvements. Even with these investments, the Company grew its cash balance by $20 million for the first quarter ended September 30, 2010. At September 30, 2010, the Company had $508.4 million in cash, cash equivalents and marketable investment securities, compared with $488.4 million at June 30, 2010, an increase of 4.1%. Myriad has no debt and no convertible securities.

Net accounts receivable decreased 8.3% to $43.8 million as of September 30, 2010, compared with $47.8 million at June 30, 2010. The days sales outstanding for Myriad’s accounts receivable improved to 44 days compared with 47 days in the same period of the prior year. Even with the continued difficult economic environment, bad debt expense continued to improve to a modest 4.7% of revenues, reflecting the quality of the Company’s accounts receivables.

Conference Call and Webcast

A conference call with Company management will be held on Tuesday, November 2, 2010, at 4:30 p.m. Eastern time with investors and media to discuss these results and recent events. The dial-in number for domestic callers is (800) 753-4387. International callers may dial (212) 231-2906. All callers will be asked to reference reservation number 21484421. An archived replay of the call will be available for seven days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading molecular diagnostic company focused on developing and marketing novel predictive medicine, personalized medicine and prognostic medicine products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the revenue increase for the quarter being in line with our revenue guidance for the year; the continued improvement in profitability; the use of NOLs to offset tax liability and our expectation that we will pay little actual income tax; and continued improvement in bad debt expense and the quality of the Company’s accounts receivables. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our products in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2010	Sep. 30, 2009
Revenue	$91,858	$85,122

Costs and expenses:
Cost of revenue	11,011	11,062
Research and development expense	5,762	5,676
Selling, general, and administrative expense	39,494	38,672

Total costs and expenses	56,267	55,410

Operating income	35,591	29,712

Other income (expense):
Interest income	721	1,913
Other	(134)	(215)

Total other income	587	1,698

Income before income taxes	36,178	31,410

Income tax provision	13,640	968

Net income	$22,538	$30,442

Earnings per share:
Basic	$0.24	$0.32
Diluted	$0.24	$0.31

Weighted average shares outstanding
Basic	93,263	95,970
Diluted	94,734	99,492

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Sep. 30, 2010	Jun. 30, 2010
Cash, cash equivalents, and marketable investment securities	$508,402	$488,382
Trade receivables, net	43,829	47,801
Other receivables	387	333
Prepaid expenses	5,000	4,054
Equipment and leasehold improvements, net	23,543	23,261
Deferred tax assets	27,709	27,964
Other assets	1,972	2,052

Total assets	$610,842	$593,847

Accounts payable and accrued liabilities	$30,931	$27,466
Uncertain tax benefits	8,800	8,800
Stockholders’ equity	571,111	557,581

Total liabilities and stockholders’ equity	$610,842	$593,847